UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2009

Pinnacle Foods Finance LLC

(Exact name of registrant as specified in its charter)

Commission File Number: 333-148297

Delaware	20-8720036
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1 Old Bloomfield Avenue

Mt. Lakes, New Jersey 07046

(Address of principal executive offices, including zip code)

(973) 541-6620

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Departure of Chief Executive Officer and Director

On July 13, 2009, Pinnacle Foods Group LLC, a subsidiary of Pinnacle Foods Finance LLC (the “Company”) issued a press release (the “Press Release”) announcing that Jeffrey P. Ansell is leaving his position as Chief Executive Officer and as a Director of the Company to pursue other interests, in each case, effective immediately.

Appointment of New Chief Executive Officer and Director

The Press Release also announced that Robert Gamgort has been appointed as Chief Executive Officer and a Director of the Company, in each case, commencing on July 13, 2009 (the “Commencement Date”). Mr. Gamgort, age 46, previously served as North American President for Mars Incorporated, where he managed the $8 billion revenue portfolio of confectionary, main meal, pet food and retail businesses in North America, including brands such as M&Ms, Snickers, Milky Way, Twix, 3 Musketeers, Dove, Skittles, Starburst, Pedigree, Whiskas, Cesar, Nutro, Greenies, Banfield and Uncle Bens.

Change in Role of the Executive Chairman

The Company also announced that, effective July 13, 2009, Roger K. Deromedi, who served as Executive Chairman of the Board of Directors of the Company, will become Non-Executive Chairman. Mr. Deromedi, age 55, was appointed Executive Chairman of the Board, effective April 2, 2007. Prior thereto, Mr. Deromedi served as Chief Executive Officer of Kraft Foods Inc. from December 2003 to June 2006. Mr. Deromedi’s annual director fee will be reduced from $310,000 to $155,000. All other details of his compensation, duties and authority will remain unchanged.

A copy of the Press Release has been filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Employment Agreement of Robert Gamgort

Mr Gamgort entered into an Employment Agreement with an affiliate of the Company on July 13, 2009 (the “Employment Agreement”). The Employment Agreement provides for an initial term of five years commencing on July 13, 2009. The initial term will be automatically extended for an additional one-year period on each July 13 after the initial term, unless one of the parties provides the other 60 days’ prior written notice before the expiration that the term shall not be extended.

The financial terms of the Employment Agreement include:

•	An annual base salary of $850,000.

•

Eligibility to earn an annual bonus award at a target of 100% of the base salary, and up to a maximum of 200% of the base salary, based upon the achievement of annual EBITDA target or maximum performance objectives established annually by the Board.

•

Eligibility to receive an annual deferred cash incentive award of $1 million (pro-rated for the 2009 fiscal year) contingent on satisfaction of specified performance objectives established by the Board (except for the 2009 award, which is not subject to performance criteria). Each award is payable on the third anniversary of its grant date.

•

Eligibility to receive a $3-4 million transaction incentive award, in the event of a qualified public offering or a change of control that occurs during Mr. Gamgort’s employment, with the grant of the transaction incentive award contingent on the valuation of Peak at the time of the transaction.

Mr. Gamgort has agreed to invest 50% of the aggregate after-tax proceeds of any annual bonus he receives in Class A-2 units of Peak Holdings LLC (“Peak”), the ultimate parent of the Company, on terms that are substantially consistent with the terms of the Management Unit Subscription Agreement entered into between Peak and Mr. Gamgort on July 13, 2009 (the “Subscription Agreement”).

Pursuant to the Employment Agreement, if Mr. Gamgort’s employment terminates for any reason, he is entitled to receive:

•	any base salary and unused vacation accrued through the date of termination,

•	any annual bonus earned, but unpaid, as of the date of termination,

•	reimbursement of any unreimbursed business expenses properly incurred by Mr. Gamgort, and

•	such employee benefits, if any, as to which Mr. Gamgort may be entitled under the Company’s employee benefit plans (collectively, the payments and benefits described above, the “Accrued Rights”).

If Mr. Gamgort’s employment is terminated by the Company without “Cause” (as defined in the Employment Agreement) (other than by reason of death or disability) or if Mr. Gamgort resigns as a result of a “Constructive Termination” (as defined in the Employment Agreement) (each a “Qualifying Termination”), Mr. Gamgort is entitled to:

•	the Accrued Rights,

•	a pro-rated portion of a target annual bonus based upon the percentage of the fiscal year that shall have elapsed through the date of Mr. Gamgort’s termination of employment,

•

an amount equal to the product of (x) one-and-a-half and (y) the sum of (A) the pro-rated portion of the base salary based upon the percentage of the fiscal year that shall have elapsed through the date of Mr. Gamgort’s termination of employment and (B) the pro-rated portion of the target annual bonus amount based upon the percentage of the fiscal year that shall have elapsed through the date of Mr. Gamgort’s termination of employment, which shall be payable to Mr. Gamgort in equal installments in accordance with the Company’s normal payroll practices,

•

continued coverage under the Company’s group health plans until the earlier of (A) eighteen months from the Mr. Gamgort’s date of termination of employment with the Company and (B) the date Mr. Gamgort is or becomes eligible for comparable coverage under health, life and disability plans of another employer, and

•

a pro-rated portion of the deferred cash incentive award for the year of termination based upon that portion of the year he was employed by the Company and contingent upon satisfaction of the relevant performance objectives.

The Employment Agreements also contains non-competition provisions that limit Mr. Gamgort’s ability to engage in activity competing with the Company for 18 months after termination of employment.

Management Unit Subscription Agreement of Robert Gamgort

In addition to the foregoing, Mr. Gamgort has agreed to invest $1,000,000 in Class A-2 Units of Peak. Mr. Gamgort’s investment in the Class A-2 Units as well as grants to Mr. Gamgort of 562.5 Class B-1 Units, 1,125 Class B-2 Units and 562.5 Class B-3 Units of Peak were made pursuant to the Subscription Agreement.

Subject to Mr. Gamgort’s continued employment on the applicable vesting date, the Class B-1 Units will vest 20% annually over five years, the Class B-2 Units will vest 20% annually over five years subject to Peak’s meeting annual EBITDA targets, and the Class B-3 Units will vest either on a change of control or similar realization event, if a 20% annual internal rate of return is attained by Peak’s majority stockholders. In addition, for any Class B-2 Units that did not vest in prior years, such units are eligible for “catch-up” vesting if a cumulative EBITDA target is met or the annual EBITDA target is met in any two consecutive years. All unvested Class B-1 Units will also vest on a change of control. All unvested Class B-2 Units will also vest upon an event in which a 20% annual internal rate of return is attained by Peak’s majority stockholders. Certain Class B-2 Units and Class B-3 Units will also vest on a change of control or similar realization event if a 20% annual internal rate of return is not achieved by Peak’s majority stockholders, based upon the percentage of prior years’ Class B-2 Units that became vested compared to the number that were eligible to vest.

Class B Units generally would cease to be eligible to vest upon Mr. Gamgort’s termination of employment. Under the Subscription Agreement, Mr. Gamgort would have the right to require Peak to repurchase his Class A-2 Units and any vested Class B Units for a price at least equal to their fair market value if his employment terminates due to disability or death. The Subscription Agreement also contains terms that would allow Peak at its option to purchase from Mr. Gamgort the Class A-2 Units and any vested Class B Units if Mr. Gamgort engages in activity competing with Peak or if Mr. Gamgort’s employment terminates for any reason. Should Peak elect to exercise its purchase rights under the Subscription Agreement, the price per unit would depend on the nature of Mr. Gamgort’s termination of employment, but generally occur at the fair market value. All unvested Class B Units would be forfeited without consideration.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits. The following Exhibits are included as part of this Current Report on Form 8-K.

99.1	Press Release, dated July 13, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

Pinnacle Foods Finance LLC

	By:	/s/ Craig Steeneck
	Name:	Craig Steeneck
	Title:	Executive Vice President and
Chief Financial Officer

Date: July 15, 2009

Index to Exhibits

Exhibit No.	Description
99.1	Press Release, dated July 13, 2009

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